Exhibit 4.13

FORM 51-102F3
Material Change Report

ITEM 1.	NAME AND ADDRESS OF COMPANY

Rusoro Mining Ltd. (the “Issuer”)
2164 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1B1

ITEM 2.	DATE OF MATERIAL CHANGE

May 15, 2008

ITEM 3.	NEWS RELEASE

Issued May 15, 2008 and distributed through the facilities of Marketwire.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Issuer announced the appointment of Mr. Matias Herrero as Vice President Finance and the appointment of Gary Warnecke as interim Chief Financial Officer as of May 15, 2008.

ITEM 5.	FULL DESCRIPTION OF MATERIAL CHANGE

The Issuer announced the appointments of Mr. Matias Herrero to the position of Vice President of Finance and Mr. Gary Warnecke as interm Chief Financial Officer, effective immediately. Both Mr. Herrero and Mr. Warnecke bring many years of financial expertise in the mining industry to the Issuer’s executive management team.

Mr. Herrero is a CPA and a former audit manager with Pricewaterhousecoopers (PwC).  At PwC he worked in the mining division working with Canadian mining companies operating in Latin America.  He has previously held several senior finance positions in the natural resource industry, most recently as Corporate Controller for TSX listed Pacific Rubiales Energy Corp. a large oil and gas producer in Colombia.  His role at Pacific Rubiales included working with financial advisors Endeavour Financial in overseeing compliance to bring the Issuer public, complete a merger with Pacific Status Energy and gain a listing on the TSX main board.  Mr. Herrero is fluent in Spanish and his very strong compliance and financial reporting background will play a leading role in coordinating the Issuer’s Venezuelan and Canadian financial departments.

Mr. Warnecke is also a CPA and formerly maintained an accounting practice in the Eastern United States which specialized in advising and managing North American financial concerns for Russian and western European based clients.  Mr. Warnecke, who is fluent in Russian, left his accounting practice to become Chief Financial Officer of GRIF Management, a private company which provided financial management services to the Oil and Gas Industry in Russia.  In 2006 Mr. Warnecke moved to Venezuela to work with Grupo Agapov and was an essential part of the team that brought Grupo Agapov public as Rusoro Mining Ltd.  More recently Mr. Warnecke has been working as the Issuer’s Internal Auditor and will lead the transition team put in place to merge the Issuer’s Venezuelan operations since the acquisition of Gold Fields Venezuelan assets.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not Applicable.

ITEM 7.	OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8.	EXECUTIVE OFFICER

	Contact:	George Salamis, President
	Telephone:	604.632.4044

ITEM 9.	DATE OF REPORT

May 26, 2008